Exhibit 10.16

Dated 27th March 2017

VERONA PHARMA PLC

- and -

RICHARD HENNINGS

EMPLOYMENT AGREEMENT

INDEX

1	DEFINITIONS	3
2	APPOINTMENT	4
3	PERIOD OF APPOINTMENT	4
4	DUTIES OF EXECUTIVE	4
5	COMPANY POLICIES	5
6	INTELLECTUAL PROPERTY	5
7	CONFIDENTIALITY	6
8	DELIVERY UP OF THE COMPANY’S PROPERTY	7
9	REMUNERATION AND DEDUCTIONS	7
10	EXPENSES	7
11	BENEFITS	8
12	BONUS	8
13	SHARE SCHEMES	8
14	CHANGE OF CONTROL	9
15	WORKING HOURS AND HOLIDAYS	9
16	ILL-HEALTH OR INJURY	9
17	TERMINATION OF EMPLOYMENT	10
18	PAYMENT IN LIEU AND GARDEN LEAVE	11
19	POST-TERMINATION RESTRICTIONS	12
20	EXCISE TAX	13
21	TAX EQUALISATION	14
22	DATA PROTECTION	14
23	STATEMENT OF TERMS OF EMPLOYMENT	14
24	THIRD PARTIES	15
25	NOTICES	15
26	INTERPRETATION	15
27	GOVERNING LAW AND JURISDICTION	15

Employment Agreement

THIS AGREEMENT is made on 27th March 2017

BETWEEN:

(1)                                 VERONA PHARMA PLC, with its principal office at 3 More London Riverside, London SE1 2RE (the “Company”); and

(2)                                 RICHARD HENNINGS of 2 Albury Heights, 8 Albury Road, Guildford, Surrey, GU1 2BT, UK (the “Executive”).

IT IS AGREED as follows:

1                                         DEFINITIONS

1.1                               In this Agreement, unless the context otherwise expressly requires, the following expressions shall have the following meanings:

“Agreement” means this Agreement;

“Board” means the board of directors of the Company or any duly authorised committee of the Board;

“CEO” means the Chief Executive Officer of the Company;

“Change of Control Event” means:

(a)                                 a shareholder, or a group of associated shareholders, becoming entitled to sufficient shares in the Company to give it or them the ability and that ability is successfully exercised, in a general meeting, to replace all or a majority of the Board;

(b)                                 in relation to a takeover bid in respect of shares in the Company, during the “Bid Period” as defined the Companies Act provided that where a takeover bid is publicly announced prior to the service of a bidder’s statement on the Company in relation to that takeover bid, the Bid Period shall be deemed to have commenced at the time of that announcement; and

(c)                                  on an application under the Companies Act if a court orders a meeting to be held concerning a proposed compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company.

“Commencement Date” means 27 March 2017;

“Companies Act” means the Companies Act 1985;

“Company” means Verona Pharma plc, a company incorporated under the laws of England and Wales with registered number 05375156;

“Employment” means the employment established by this Agreement;

“Group” means the Group Companies collectively;

“Group Company” means the Company, and any company which is from time to time a subsidiary of the Company, the holding company of the Company or a subsidiary of such holding company;

“holding company” and “subsidiary” shall have the respective meanings ascribed to such expressions by section 736 of the Companies Act 1985;

“Holiday Year” means the period of twelve consecutive calendar months commencing on 1 January in each year; and

“Intellectual Property Rights” means rights in ideas, know how, confidential information, inventions, discoveries, biological and chemical formulations, research and development methods and processes, scientific techniques and formulas and results of experimentation and testing including, without limitation, clinical, biological, pharmaceutical, toxicological and pre-clinical and clinical test data, products, patents, designs, trademarks, database right or copyright work or any right to prevent reproduction whether or not any of these is registered and including applications for any such right, matter or thing or registration thereof and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world.

2                                         APPOINTMENT

2.1                               The Company appoints the Executive and the Executive agrees to serve the Company as Commercial Director, or in such other capacity as the Company may reasonably require (such other appointment not to be of a lower status than the Executive’s appointment under this Agreement).

2.2                               The Executive hereby warrants to the Company that he will not be in breach of any former terms of employment, whether express or implied, or of any other obligation, arrangement, order or contract binding on the Executive, by reason of his entering into this Agreement.

2.3                               The Executive hereby warrants that he knows of no circumstances which may result in proceedings being brought against him by the Financial Services Authority, under the provisions of the Financial Services and Markets Act 2000 (“FSMA”) or any similar regulatory authority, whether in the UK or otherwise and that no such proceedings have been threatened or commenced against him.

3                                         PERIOD OF APPOINTMENT

3.1                               The Employment shall begin on the Commencement Date and, subject to Clause 17, shall continue until it is terminated by either party giving to the other not less than six months’ written notice.

4                                         DUTIES OF EXECUTIVE

4.1                               The Executive shall be Commercial Director of the Company and, subject to the directions of the CEO, or such other person nominated by the CEO as the Executive’s manager, shall carry out such duties in relation to the Company as are consistent with the Executive’s position and as may from time to time be assigned to the Executive by the CEO or anyone else authorised by the CEO.  The Executive shall, at the request of the CEO or his nominee, and without additional remuneration, act as an officer or employee of any Group Company.

4.2                               The Executive shall faithfully and diligently serve the Company as Commercial Director and shall act at all times in the best interests of the Company.  The Executive shall perform diligently such duties and exercise such powers consistent with his employment under this Agreement as may from time to time be assigned to or vested in him and, in his capacity as Commercial Director, shall obey the reasonable and lawful directions of the CEO or his nominee.

4.3                               The Executive shall not, during the course of the Employment, whether alone or jointly with another and whether directly or indirectly, carry on, or be engaged or concerned in, or (except as the owner for investment of securities dealt in on a recognised stock exchange and not exceeding 3% in nominal value of the issued securities of any class or otherwise as approved in writing by the Company from time to time) be interested in, any other business which competes with the business of the Company or the Group.

4.4                               The Executive shall at all times keep the CEO or his nominee, promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company or the Group and provide such explanations as the CEO may require in connection therewith.

4.5                               The Executive shall comply with (a) every rule of law; (b) every regulation of the London Stock Exchange or of the Alternative Investment Market or any other Recognised Investment Exchange as defined in the FSMA and including the NASDAQ Stock Market; (c) every rule or regulation of any competent regulatory authority; and (d) every regulation of the Company for the time being in force in relation to dealings in shares or other securities of the Company or any other member of the Group.

4.6                               The Executive’s initial place of employment shall be the principal office of the Company stated in this Agreement. The Executive agrees that the Company may change the Executive’s place of work to anywhere in the United Kingdom, provided that, if this requires the Executive to relocate, reasonable relocation expenses are paid by the Company.  In addition, the Executive will be required to travel and work on the business of the Company both inside and outside the United Kingdom.

5                             COMPANY POLICIES

5.1                               The Executive shall comply with all Company policies, rules, systems and procedures as shall be in force from time to time.

6                                         INTELLECTUAL PROPERTY

6.1                               All Intellectual Property Rights devised, developed or created by the Executive during the period of his employment with the Company or any Group Company and relating to the business of the Company shall belong to, and be the absolute property of the Company or such Group Company as the Company may nominate. To the extent that such Intellectual Property Rights are not otherwise vested in the Company, the Executive hereby assigns the same to the Company, together with all related past and future rights to action.

6.2                               It shall be part of the normal duties of the Executive to consider in what manner and by what new methods or devices, products, services, processes, equipment or systems of the Company and each Group Company might be improved, and promptly to give to the CEO, or such person nominated by the CEO, full details of any invention, discovery, formula, technique, design, improvement or other matter or work whatsoever in relation thereto which the Executive may from time to time make or discover during the course of the Employment, and to further the interests of the Company in relation to the same.

6.3                               The Executive shall at the request and cost of the Company do all things necessary or desirable and execute all and any documents required to give the Company, or such other member of the Group as the Company may nominate, title to the Intellectual Property Rights vested or assigned under Clause 6.1.  The obligation contained in this Clause 6.3 shall continue to apply after the termination of the Executive’s employment with the Company without limit in point of time.

6.4                               The Company may edit, copy, add to, take from, adapt, alter and translate the product of the Executive’s services in exercising the rights vested or assigned under Clause 6.1.

6.5                               To the full extent permitted by law, the Executive irrevocably and unconditionally waives any moral rights the Executive may otherwise have under sections 77 to 85 inclusive of the Copyright Designs and Patents Act 1988 and any equivalent provisions of law anywhere in the world, in relation to the rights referred to in Clause 6.1.

6.6                               The Executive must not knowingly do or omit to do anything which will or may have the result of preventing the Company from enjoying the full benefits of ownership of the Intellectual Property Rights vested or assigned under Clause 6.1.

6.7                               The Executive must not at any time make use of the Company’s property or documents or materials in which the Company owns the Intellectual Property Rights for any purpose which has not been authorised by the Company.

6.8                               Each of the provisions of this Clause 6 is distinct and severable from the others and if at any time one or more of such provisions is or becomes invalid, unlawful or unenforceable (whether wholly or to any extent), the validity, lawfulness and enforceability of the remaining provisions (or the same provision to any other extent) of this Clause 6 shall not in any way be affected or impaired.

7                                         CONFIDENTIALITY

7.1                               During the course of the Employment, the Executive will have access to and become aware of information which is confidential to the Company.  Without prejudice to his common law duties, the Executive undertakes that he will not, save in the proper performance of his duties, make use of, or disclose to any person, (including for the avoidance of doubt any competitors of the Company), any of the trade secrets or other confidential information of or relating to the Company, or any user of the Company’s services or any company, organisation or business with which the Company is involved in any kind of business venture or partnership, or any other information concerning the business of the Company which he may have received or obtained in confidence while in the service of the Company. The Executive will use his best endeavours to prevent the unauthorised publication or disclosure of any such trade secrets or confidential information.

7.2                               This restriction shall continue to apply after the termination of the Executive’s employment without limit in point of time but, both during the Executive’s employment and after its termination, shall cease to apply to information ordered to be disclosed by a Court or Tribunal of competent jurisdiction or otherwise required to be disclosed by law or to information which becomes available to the public generally (other than by reason of the Executive breaching this Clause 7). Nothing in this Clause 7 will prevent the Executive making a “protected disclosure” within the meaning of the Public Interest Disclosure Act 1998.

7.3                               For the purposes of this Agreement confidential information shall include, but shall not be limited to:

(a)                                 the Company’s corporate, business development and marketing strategy and plans;

(b)                                 budgets, management accounts, bank account details and other confidential financial data of the Company;

(c)                                  know-how and products being developed by the Company, including inventions and discoveries, biological and chemical formulations, research and development methods and processes, scientific techniques and formulas and results of experimentation and testing including, without limitation, clinical, biological, pharmaceutical, toxicological and pre-clinical and clinical test data;

(d)                                 reports, confidential aspects of the Company’s computer technology and systems, confidential algorithms developed or used by the Company, confidential information relating to proprietary computer hardware or software (including updates) not generally known to the public;

(e)                                  confidential methods and processes, information relating to the running of the Company’s business which is not in the public domain, including details of salaries, bonuses, commissions and other employment terms applicable within the Company;

(f)                                   the names, addresses and contact details of any existing or prospective customers, suppliers or business partners of the Company and their requirements for any of the Company’s products or services.  Without prejudice to the foregoing, this includes personal information provided to the Company by visitors to and users of any of its websites;

(g)                                  the terms on which the Company does business with any existing or prospective customers, suppliers or business partners of the Company and the terms of any partnership, joint venture or other form of commercial co-operation or agreement the Company enters into with any third party;

(h)                                 software and technical information necessary for the development, maintenance or operation of any of the Company’s websites and the source code of each website; and

(i)                                     any other information which the Company is bound by an obligation of confidence owed to a third party, in particular the content of discussions or communications with any prospective customers, suppliers or business partners.

7.4                               In this Clause 7, any reference to “Company” includes any “Group Company” as defined in Clause 1.1 and the Executive’s undertaking to the Company in Clause 7.1 is given to the Company for itself and as trustee for each Group Company.

7.5                               The provisions of this Clause 7 shall be without prejudice to the Executive’s duties at common law.

8                                         DELIVERY UP OF THE COMPANY’S PROPERTY

8.1                               The Executive shall not, except in the proper performance of his duties, or with the Company’s permission, remove any property belonging or relating to the Company or any Group Company from the Company’s or Group Company’s premises, or make any copies of documents or records relating to the Company’s or any Group Company’s affairs.

8.2                               Upon the Company’s request at any time, and in any event on the termination of the Employment, the Executive shall immediately deliver up to the Company or its authorised representative, any plans, keys, mobile telephone, security passes, credit cards, equipment, documents, records, papers, computer disks, tapes or other computer hardware or software (together with all copies of the same), and all property of whatever nature in the Executive’s possession or control which belongs to the Company or any other Group Company or relates to its or their business affairs.  The Executive shall, at the Company’s request, provide the Company with a written statement that he has complied with this obligation.

8.3                               If the Executive has any information relating to the Company or the Group or work he has carried out for the Company or any Group Company which is stored on a computer or laptop computer, whether or not the computer or laptop computer is owned by the Company or a Group Company, the Company shall be entitled to download the information and/or supervise its deletion from the computer or laptop concerned.

9                                         REMUNERATION AND DEDUCTIONS

9.1                               The Executive shall receive during the Employment a salary at the rate of £155,000 per annum (or such higher rate as may be agreed in writing). The Company shall review the Executive’s salary within a reasonable time after, and with effect from, 1 January 2018 and thereafter annually with a change in any year effective from 1 January of that year. Such undertaking of a salary review does not confer a contractual right (whether express or implied) to any increase in salary, and an increase in salary one year will not guarantee an increase in salary in any subsequent year or years.

9.2                               The Executive’s salary will accrue on a day-to-day basis payable by equal monthly payments in arrears no later than the last day of each month. Such salary shall include any sums receivable as director’s fees or other remunerations from any Group Company.

9.3                               Payment of salary to the Executive may be made either by the Company or by another Group Company and, if by more than one company, in such proportion as the Board may from time to time decide.

9.4                               At any time during the Employment, or, in any event, on the termination thereof howsoever arising, the Company shall be entitled to deduct from the Executive’s remuneration any monies due to the Company from the Executive, including, but not limited to, any outstanding loans, advances, the cost of repairing any damage or loss to the Company’s property caused by the negligence of the Executive (and of recovering the same), excess holiday pay and any other monies owed by the Executive to the Company.

10                                  EXPENSES

The Company shall refund the Executive all reasonable expenses wholly and exclusively incurred by him in the proper performance of the Company or the Group’s business provided that the Executive produces to the Company such evidence of actual payment as the Company reasonably requires.  Any credit card or similar facility supplied to the Executive by the Company shall be used solely for expenses incurred by him in the course of the Employment.

11                                  BENEFITS

11.1                        The Company shall, if so requested by the Executive during the Employment, provide membership of a private medical insurance scheme for the Executive and his spouse. If the Executive is not accepted at standard rates of premium, the Executive shall be responsible for any excess premium.

11.2                        The Company shall provide the Executive access to a workplace pension scheme and make contributions in accordance with the Company’s policy from time to time, which at the date of this agreement includes an undertaking by the Company to match the Executive’s pension contributions to such pension scheme during the Employment up to a maximum Company contribution rate of 6% of the Executive’s salary.

11.3                        The Company shall maintain for the Executive Directors’ and Officers’ insurance in respect of those liabilities which he may incur as a director or officer of the Company or any other Group Company for which such insurance is normally available to the Company in respect of its directors and officers.

12                                  BONUS

12.1                        The Executive shall be entitled to receive a discretionary bonus of up to 35% of the Executive’s salary under Clause 9.1, dependent on performance objectives to be agreed by the Company and the Executive.

12.2                        Any bonus scheme operated by the Company will not constitute a contractual term and bonus payments (if any) will be paid at the absolute discretion of the Company. The Executive shall not be eligible to be considered for a bonus if the Employment of the Executive is terminated under Clause 17.2(b). In addition, as the bonus is paid as an incentive to employees to remain in the employment of the Company, payment of any bonus is conditional on the Executive remaining in the employment of the Company and not having given notice to the Company to terminate his employment at the date that any bonus is payable.

13                                  SHARE SCHEMES

13.1                        The Executive shall be entitled to participate in the Company’s share and share option schemes in place from time to time (the “Share Schemes”). With respect to any award made to the Executive under a Share Scheme:

(a)                                 the number and value, vesting schedule, circumstances of exercise and all other terms and conditions of any award will be as determined in the Company’s sole discretion and set out in a separate letter from the Company to the Executive;

(b)                                 the award may be subject to the Executive entering into a joint election approved by HM Revenue & Customs with respect to secondary national insurance liability;

(c)                                  the making of any award under a Share Scheme shall not entitle the Executive to any further award or right to participate in any other Share Scheme;

(d)                                 subject to Clause 13.1(e), the Executive’s rights under or in relation to this Agreement are separate from and shall not be affected by any participation in the Share Schemes, and his participation shall be subject to the Share Schemes’ rules from time to time;

(e)                                  subject to Clause 14, if the Employment is terminated for whatever reason and whether lawfully or unlawfully, the Executive agrees that he shall not be entitled by way of damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, shares or other benefits to compensate him for the loss or diminution in value of any actual or prospective rights, benefits or expectations under or in relation to the Share Schemes.

13.2                        As soon as reasonably practicable after the Commencement Date having regard to the Company’s Share Dealing Policy and any relevant approvals by the Company’s shareholders, the Company shall grant to the Executive, under the Company’s Incentive Award Plan, equity-based incentives in the Company comprising, in the discretion of the Remuneration Committee of the Board, 160,000 share options with an exercise price equal to the Company’s NASDAQ listing price and restricted stock units equivalent to an approximate value of £40,000.

14                                  CHANGE OF CONTROL

Notwithstanding any other terms and conditions of this Agreement, if a Change of Control Event occurs:

(a)                                 any award made to the Executive under a Share Scheme referred to in Clause 13 will automatically vest and may be exercised prior to the award’s expiry date; and

(b)                                 the Executive will be entitled to receive his full bonus under Clause 12 without any obligation to purchase shares in the Company referred to in Clause 12.2.

15                                  WORKING HOURS AND HOLIDAYS

15.1                        The Executive shall devote the whole of his time, attention and abilities to his duties hereunder during the Company’s usual business hours and such additional hours as may from time to time be reasonably necessary for the proper performance of his duties.  This may include working in the evenings outside normal office hours, at weekends or on public holidays.  The Executive shall not be entitled to receive any additional remuneration for work outside the Company’s usual business hours.

15.2                        The Executive hereby agrees to disapply Regulation 4 of the Working Time Regulations 1998 to the effect that the 48 hour limit on average working time will not apply in respect of his employment by the Company, subject to his right to revoke this election by 13 weeks’ notice by the Executive to the Company.

15.3                        The Executive shall (in addition to normal UK public holidays) be entitled to 25 working days’ holiday at full salary in each Holiday Year during the Employment to be taken at such reasonable time or times as the CEO may approve.  Holiday may only be taken during the notice period if either the Company so requires or the CEO has approved the holiday after notice has been served.

15.4                        Holiday entitlement shall accrue pro rata during each Holiday Year.  Any entitlement to holiday remaining at the end of any Holiday Year may not be carried forward to the next succeeding Holiday Year, except that with the prior written approval of the CEO up to 5 days holiday entitlement may be carried forward to the first quarter of the following year, and any such holiday entitlement not used by 31 March of that following year will be forfeited.  The notice requirements in relation to statutory annual leave, as provided by Regulation 15 of the Working Time Regulations 1998 shall not apply to this Agreement.

15.5                        If the Executive has holiday entitlement accrued but not taken, the Company may, in its sole discretion, require him to take some or all of his holiday entitlement during his notice period or pay him a sum in lieu of accrued holiday on termination.  If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement, this excess will be deducted from any sums due to the Executive from the Company.  A day’s holiday pay for these purposes shall be 1/260 of the Executive’s annual basic salary in accordance with Clause 9.1.

16                                  ILL-HEALTH OR INJURY

16.1                        During any period of absence on medical grounds, the Executive shall be paid such contractual and statutory sick pay as the Executive may be entitled to receive under the Company’s sick leave policy from time to time.

16.2                        If the Executive is absent from work on medical grounds, he is required to notify the Company by telephone on the first morning of his absence or as soon as reasonably practicable thereafter.    If the Executive is absent from work for more than seven consecutive days, he must submit to the Company a medical certificate signed by a practising medical practitioner.  Thereafter, the Executive shall submit further medical certificates to cover the whole of his period of absence.

16.3                        In the event that the Executive is incapacitated by reason of ill health or accident from performing his duties hereunder for a period or periods exceeding 130 working days in any 12 month period then:

(a)                                 the Company shall automatically become entitled to appoint a temporary successor to the Executive to perform all or any of the duties required to be performed by the Executive under the terms of this Agreement and the Executive’s duties shall be amended temporarily accordingly;

(b)                                 subject to (c) below, the Employment of the Executive may be subject to termination by the Company giving to the Executive not less than thirteen weeks’ notice in writing; and

(c)                                  nothing in this Clause 16.3 shall prejudice any rights that the Executive may have under the provisions of the Disability Discrimination Act 1995.

16.4                        It is a condition of the Employment that the Executive consents to an examination by an independent doctor nominated by the Company should the Company so require.  The Executive hereby authorises the Company to have unconditional access to any report or reports (including copies of and documents referred to in such reports) prepared as a result of any such examination and authorises the doctor(s) to discuss the same with the Chairman of the Company.

16.5                        The Company reserves the right to suspend the Executive on medical grounds, if, at any time, in the Company’s reasonable opinion, the Executive is incapable on grounds of ill-health of performing some or all of his duties under this Agreement.  During any period of suspension on medical grounds, the Executive will be subject to the same rights and duties as apply to employees on garden leave, as set out in Clause 18.2 of this Agreement.

17                                  TERMINATION OF EMPLOYMENT

17.1                        The Employment may be terminated by either party by notice given in accordance with Clause 3.1.

17.2                        The Employment of the Executive shall be subject to termination by the Company (but without prejudice to any of the Executive’s continuing obligations hereunder):

(a)                                 pursuant to the provisions of Clause 16.3 above;

(b)                                 immediately by notice in writing if the Executive shall:

(i)                                     have committed and repeated or continued (after warning) any material breach of his obligations hereunder; or

(ii)                                  have been guilty of conduct calculated or likely or tending to bring himself or any Group Company into disrepute or otherwise prejudicially to affect the interests of any Group Company; or

(iii)                               have a bankruptcy order made against him or enter into a voluntary arrangement within the meaning of the Insolvency Act 1986 or enter into a Deed of Arrangement under the Deeds of Arrangement Act 1914 or make any composition with some or all of his creditors; or

(iv)                              be convicted of any arrestable criminal offence, other than an offence under the Road Traffic legislation in respect of which a non-custodial sentence or penalty is imposed.

17.3                        The Company may terminate the Employment if, in the opinion of the CEO, the Executive’s performance of his duties is below the standard required of him.  Such termination will not usually occur without at least one prior written warning to the Executive of the possibility of such termination.

17.4                        If the Company becomes entitled to terminate the Employment pursuant to Clause 17.2 above, it shall be entitled (but without prejudice to its rights subsequently to terminate the Employment on the same or any other ground) to suspend the Executive on full payment of salary for so long as it may think fit.

17.5                        The Executive shall have no claim against the Company if this Agreement is terminated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation in a similar position and on terms which are substantially the same as the terms of this Agreement.

17.6                        On the termination of the Employment, howsoever arising, the Executive shall forthwith or at any time thereafter at the request of the Company, resign from any offices held by him in any Group Company together with any other offices or memberships held by him by virtue of the Employment.  Should the Executive fail to resign within seven days of being so requested, the Company is irrevocably authorised to appoint some person as his attorney to sign upon his behalf any document or do anything necessary or requisite to give effect thereto.

17.7                        The Executive shall not at any time during or after the termination of the Employment make any untrue or misleading statement in relation to the Company or the Group nor, in particular, after the termination of the Employment represent himself as being employed by or connected with the Group.

17.8                        Termination of the Employment within this Clause 17 shall be without prejudice to any rights which have accrued at the time of termination and to the provisions of Clauses 6, 7, 8 and 19 which shall remain in full force and effect.

18                                  PAYMENT IN LIEU AND GARDEN LEAVE

18.1                        The Company reserves the right in its absolute discretion to terminate the Employment at any time with immediate effect by giving written notice to the Executive that the Company shall pay in lieu of notice. The payment shall be calculated at the rate of the Executive’s basic annual salary, pro-rated full bonus and contractual benefits prevailing at the time when such notice is given.  The Company shall not, under any circumstances, be obliged to make a payment in lieu of notice.

18.2                        If either party serves notice on the other to terminate the Employment, the Company may require the Executive to take “garden leave” for all or part of the remaining period of his employment.  If the Executive is asked to take garden leave he:

(a)                                 may not attend at his place of work or any other premises of the Company and/or any Group Company unless at the Company’s written request;

(b)                                 may not contact any customers, suppliers, partners or contacts of the Company without the Company’s prior written permission;

(c)                                  may be required not to carry out all or any of his normal day to day duties for the remaining period of the Employment or any part thereof;

(d)                                 may be assigned other duties or have powers vested in him withdrawn;

(e)                                  must return to the Company all equipment, including, but not limited to, laptop computers and fax machines, all documents, discs and other materials (including copies) belonging to the Company and/or any Group Company containing confidential information; and

(f)                                   must remain contactable by telephone on a daily basis during any period of absence from work under this Clause 18, and may not take holiday, save with the Company’s prior written consent, such consent not to be unreasonably withheld.

18.3                        It is expressly agreed between the parties that, during any period of garden leave, the mutual duties of good faith and trust and confidence, and the Executive’s duty of fidelity to the Company, shall continue during any period that the Executive is not required to attend work, pursuant to this Clause 18.

19                                  POST-TERMINATION RESTRICTIONS

19.1                        Within this Clause 19 the following words shall have the following meanings:

“Competitive Business” shall mean any business or activity in competition with that carried on by the Company or any Group Company at the Termination Date in which the Executive shall have been directly concerned at any time in the Contact Period;

“Contact Period” shall mean the 12 month period ending with the Termination Date;

“Customer Connection” shall mean any person, company or other organisation who:

(a)                                 was at any time in the Contact Period a customer (including as licensee) or supplier (including as licensor) of the Company; or

(b)                                 was at the Termination Date negotiating with the Company with a view to dealing with the Company as customer (including as licensee) or supplier (including as licensor);

provided that this will only include suppliers where alternative sources of supply on equivalent terms would not be generally available to the Company or where the interference with any such supplier may be anticipated to cause damage to the Company;

“Skilled Employee” shall mean any person who was:

(a)                                 employed by the Company; or

(b)                                 contracted to render services to the Company;

in technical or managerial work during the Contact Period and who was so engaged or contracted on the Termination Date;

“Supplier” shall mean any person, company or other organisation supplying (including under licence) goods or services to the Company or negotiating with the Company at the Termination Date with a view to supplying (including under licence) goods or services to the Company, where alternative sources of supply on equivalent terms would not be generally available to the Company or where the interference with any such supplier may be anticipated to cause damage to the Company;

“Termination Date” shall mean the date of termination of the Executive’s Employment under this Agreement; and

“Territory” shall mean any member country of the European Union.

19.2                        The Executive shall not during the period of 6 months after the Termination Date, directly or indirectly, either on his own account or otherwise, canvass or solicit business in competition with the Company from any Customer Connection with whom the Executive shall have had material dealings in the Contact Period in the course of his Employment.

19.3                        The Executive shall not during the period of 6 months after the Termination Date, either on his own account or otherwise, do business in competition with the Company with any Customer Connection with whom the Executive shall have had material dealings in the Contact Period in the course of his Employment.

19.4                        The Executive will not during the period of 6 months after the Termination Date, in competition with the Company, either on his/her own account or otherwise, accept the supply of goods or directly or indirectly interfere with or seek to interfere with the continuance of the supply of goods to the Company from any Supplier with whom the Executive shall have had material dealings in the Contact Period in the course of his employment.

19.5                        The Executive shall not, during the period of 6 months after the Termination Date, directly or indirectly, induce or seek to induce any Skilled Employee, with whom the Executive shall have had material dealings in the course of his duties hereunder in the Contact Period, to leave the Company’s employment, whether or not this would be a breach of contract on the part of such Skilled Employee or offer employment or an engagement to any such Skilled Employee.

19.6                        The Executive shall not, during the period of 6 months after the Termination Date, carry on or be interested in Competitive Business in competition with the Company in the Territory whether as principal, agent, director, partner, proprietor, employee or otherwise.

19.7                        The period of time of the restrictions under this Clause 19 shall be reduced by the length of any period of garden leave the Executive may be required to take pursuant to Clause 18.2 above.  In the event that the period of the restrictions is so reduced, the Contact Period shall mean the 12 month period ending with the date on which the Executive’s garden leave commences.

19.8                        The Executive agrees that he will, at the request of the Company, enter into a direct agreement or undertaking with any Group Company whereby he will accept restrictions corresponding to the restrictions contained in this Clause 19 (or such of them as may be appropriate in the circumstances) in relation to such products and services and such areas and for such period as such Group Company may reasonably require for the protection of its legitimate interests.

19.9                        Each of the restrictions contained in this Clause 19 are considered reasonable by the Company and the Executive as being no greater than is required for the protection of the goodwill of the business of the Company and the Group and are intended to be separate and severable.  In the event that any of the said restrictions shall be held void, but would be valid if part of the wording thereof were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

20                                  EXCISE TAX

20.1                        If any payment or benefit that Executive would receive following a Change of Control Event or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of outstanding awards under a Share Scheme; and reduction of employee benefits.  In the event that acceleration of vesting of outstanding awards under a Share Scheme is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of the Executive’s outstanding equity awards.

20.2                        All calculations required to be performed under this Clause 20 shall be made by a public accounting or employee benefits consulting firm with a national practice selected by the Company (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations on the applicable matter to both to the Company and the Executive.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

21                                  TAX EQUALISATION

21.1                        During the course of the Employment, the Executive will be liable for UK income tax and employee’s National Health Insurance contributions (“UK Tax”).  In addition, the Executive may be liable to pay US federal and state income taxes in respect of earnings from work carried out in the US. The Company intends to minimize the effect of the different rate of US and UK tax rates and leave the Executive in a net after-tax position substantially equivalent to what the Executive would experience if Executive were subject only to UK Tax during this period.  The Company shall tax equalise the Executive so that the income and employment tax burden to the Executive on his remuneration and other amounts payable pursuant to this Agreement (including any remuneration with respect to the Share Schemes and including the tax equalisation payments made pursuant to this Clause 21.1), exclusive of any taxes under Section 409A, Section 457A or Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any other provisions of the Code relating to excise taxes, penalties or interest, is neither substantially greater nor less than the UK Tax that the Executive would have paid had Executive performed all of Executive’s duties to the Company in the UK, subject to the terms of any tax equalisation policy adopted by the Company, as it may be amended by the Company from time to time in the Company’s sole discretion (“Tax Equalisation”).  Such payments, if any are payable pursuant to this Clause 21.1, shall be made within 60 days after the actual US tax amounts due are paid by the Executive for any applicable tax periods.  To the extent that payments pursuant to this Clause 21.1 exceed the amount that was required to achieve Tax Equalisation, the Executive will repay to the Company an amount equal to the overpayment on demand by the Company and agrees that the Company may deduct amounts equal to any overpayment from the Executive’s salary or other payments due from the Company to the Executive.  The Executive shall cooperate with the Company in determining any Tax Equalisation and in seeking any tax refunds owed on taxes paid by the Company pursuant to this Clause 21.1 in accordance with applicable tax rules and regulations.  This Clause 21.1 shall continue to apply after the termination of the Executive’s employment with the Company without limit in point of time.

22                                  DATA PROTECTION

22.1                        In order to keep and maintain records relating to the Employment it shall be necessary for the Company to record, keep and process personal data (including sensitive personal data) relating to the Executive.  This data may be recorded, kept and processed on computer and in hard copy form.  To the extent that it is reasonably necessary in connection with the Employment and the performance of the Company’s responsibilities as an employer, the Company may be required to disclose this data to others, including other employees of the Company, Group Companies, the Company’s professional advisers, the Her Majesty’s Revenue and Customs and other authorities. The Executive consents to the recording, processing, use and disclosure by the Company of personal data relating to the Executive as set out above. This does not affect the Executive’s rights as a data subject or the Company’s obligations and responsibilities under the Data Protection Act 1984 and/or the Data Protection Act 1998.  For the purposes of these Acts, the Company has nominated the Chairman as its representative.

23                                  STATEMENT OF TERMS OF EMPLOYMENT

23.1                        The information in this Agreement constitutes a written statement of the terms of employment of the Executive in compliance with the provisions of the Employment Rights Act 1996.

24                                  THIRD PARTIES

24.1                        This Agreement may be enforced by any Group Company subject to and in accordance with the terms of this Agreement.  Nothing in this Agreement confers on any other third party any benefits under the provision of the Contract (Rights of Third Parties) Act 1999.

25                                  NOTICES

25.1                        Notices by either party must be in writing addressed:

(a)                                 to the Company at its principal office for the time being; and

(b)                                 to the Executive at his place of work or at the address set out in this Agreement or such other address as the Executive may from time to time have notified in writing to the Company for the purpose of this Clause.

25.2                        Notices will be effectively served:

(a)                                 if delivered by hand-delivered letter, on the day of receipt where such letter is received on a business day before or during normal working hours, or on the following business day where such letter is received either on a business day after normal working hours or on any other day;

(b)                                 if delivered by email, upon the recipient, by an email sent to the email address of the sender or by a notice delivered by another method in accordance with this clause, acknowledging having received that email;

(c)                                  if posted from within the United Kingdom by first class prepaid mail, on the second business day following the day of posting; or

(d)                                 if posted from outside the United Kingdom by prepaid airmail letter, on the fifth business day following the day of posting.

26                                  INTERPRETATION

26.1                        The headings in this Agreement are for convenience only and are not to be used as an aid to construction of this Agreement.

26.2                        Reference to provisions of statutes, rules or regulations shall be deemed to include references to such provisions as amended, modified or re-enacted from time to time.

27                                  GOVERNING LAW AND JURISDICTION

27.1                        This Agreement shall be governed by, and interpreted in accordance with, English law and the parties hereby submit to the exclusive jurisdiction of the courts and tribunals of England and Wales.

IN WITNESS WHEREOF this Deed has been executed by the duly authorised representatives of the Company and by the Executive the day and year first above written.

EXECUTED AND	)
DELIVERED AS A DEED	)
on the date hereof	)
by the Company	)
acting by:	)	/s/ JA Karlsson
Director

In the presence of:	)	/s/ PJ Morgan
PJ Morgan

EXECUTED AND	)
DELIVERED AS A DEED	)
on the date hereof	)	/s/ Richard Hennings
by the Executive	)	R. Hennings 28/3/17

In the presence of:	)	/s/ S. George
S. George, PA to CEO Verona Pharma plc